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                                                                 EXHIBIT 8.2

                      [ROGERS & HARDIN LLP LETTERHEAD]


                                 May 22, 1998

Retirement Care Associates, Inc.
6000 Lake Forrest Drive
Suite 200
Atlanta, Georgia 30328

     Re: FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER OF PEACH ACQUISITION CORPORATION WITH AND INTO RETIREMENT CARE ASSOCIATES, INC.

Gentlemen:

     We have acted as counsel for Retirement Care Associates, Inc. ("RCA") in connection with the proposed merger (the "RCA Merger") of Peach Acquisition Corporation ("Sun Merger Sub"), a Colorado corporation and wholly-owned subsidiary of Sun Healthcare Group, Inc. ("Sun"), with and into RCA, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of February 17, 1997, as amended by Amendment No. 1 thereto dated as of May 27, 1997, Amendment No. 2 thereto dated as of August 21, 1997 and Amendment No. 3 thereto dated as of November 25, 1997, and Amendment No. 4 thereto dated as of April 3, 1998, by and among RCA, Sun Merger Sub and Sun (as so amended, the "RCA Merger Agreement"). In our capacity as counsel for RCA and as provided in the RCA Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the RCA Merger.

     We understand that this opinion will be filed as an exhibit as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") that will be filed by Sun with the Securities and Exchange Commission relating to the securities that will be issued by Sun pursuant to the RCA Merger Agreement and that this opinion will be referred to in the Joint Proxy Statement/Prospectus/Information Statement that will be a part of the Registration Statement. We hereby consent to such use of and reference to this opinion.

     All terms used herein without definition shall have the respective meanings specified in the RCA Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended.

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Retirement Care Associates, Inc.
May 22, 1998
Page 2

                           INFORMATION RELIED UPON

     In rendering this opinion, we have examined such documents as we have deemed appropriate, including the RCA Merger Agreement and the Registration Statement. In the course of such examination, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that all such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of RCA and Sun. In addition, we have obtained written certificates from the managements of RCA and Sun to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. Such certificates are attached as Exhibits to this opinion. With your consent, we have assumed that the representations made in such certificates are true on the date hereof and will be true at the Effective Time.

                                   OPINION

     Based upon the foregoing, it is our opinion that:

     1. The RCA Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code, and of each RCA, Sun Merger Sub and Sun will be "a party to a reorganization" within the meaning of Section 368(b).

     2.  No gain or loss will be recognized by RCA or Sun in the RCA Merger.

     3. No gain or loss will be recognized by holders of RCA Capital Stock upon their receipt of Sun Common Stock or Sun Preferred Stock, as the case may be, in exchange for their RCA Capital Stock, except that holders of RCA Capital Stock who receive cash proceeds in lieu of fractional shares of Sun Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of RCA Capital Stock allocated to their fractional share interests.

     4. The tax basis of Sun Common Stock or Sun Preferred Stock, as the case may be, received by holders of RCA Capital Stock will be the same as the tax basis of RCA Capital Stock exchanged therefor less the tax basis, if any, allocated to fractional share interests.

     5. The holding period of Sun Common Stock or Sun Preferred Stock, as the case may be, in the hands of holders of RCA Common Stock will include the holding period of their RCA Capital Stock exchanged therefor, provided that such RCA Capital Stock is held as a capital asset at the time of the RCA Merger.

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Retirement Care Associates, Inc.
May 22, 1998
Page 3


     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, such opinion is based solely on the documents that we have examined, the additional information that we have obtained and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     The opinion expressed herein is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the RCA Merger.

                                       Very truly yours,

                                       /s/ ROGERS & HARDIN

                                       ROGERS & HARDIN